Exhibit 10.71
UNITED STATES OF AMERICA
Before the
OFFICE OF THRIFT SUPERVISION

)
In the Matter of	)	Order No.: CN 10-08
)
)
NATIONAL CONSUMER COOPERATIVE BANK	) )	Effective Date: March 15, 2010
Washington, D.C. OTS Docket No. H1195	) ) )
ORDER TO CEASE AND DESIST
WHEREAS, National Consumer Cooperative Bank, Washington, D.C., OTS Docket No. H1195 (Holding Company), by and through its Board of Directors (Board), has executed a Stipulation and Consent to the Issuance of an Order to Cease and Desist (Stipulation); and
WHEREAS, the Holding Company, by executing the Stipulation, has consented and agreed to the issuance of this Order to Cease and Desist (Order) by the Office of Thrift Supervision (OTS) pursuant to 12 U.S.C. § 1818(b); and
WHEREAS, pursuant to delegated authority, the OTS Regional Director for the Central Region (Regional Director) is authorized to issue Orders to Cease and Desist where a savings and loan holding company has consented to the issuance of an order.
NOW, THEREFORE, IT IS ORDERED that:
Cease and Desist.
1.	The Holding Company and its directors, officers, employees, and agents shall cease and
National Consumer Cooperative Bank
Order to Cease and Desist

desist from any action (alone or with another or others) for or toward causing, bringing about, participating in, counseling or the aiding and abetting in the unsafe or unsound practices regarding the adequacy of the Holding Company’s capital, earnings, and liquidity in light of its risk profile.
Business Plan.
2.	(a) Within forty-five (45) days, the Holding Company shall submit to the Regional Director for review and comment a written plan covering the period beginning with the quarter ending December 31, 2009 through the quarter ending December 31, 2011 (Business Plan). At a minimum, the Business Plan shall include:
(i) minimum tangible equity capital ratios commensurate with the Holding Company’s stand alone risk profile that addresses, among other things, the Holding Company’s significant off-balance sheet liabilities;
(ii) capital preservation and enhancement strategies with specific time frames to achieve and maintain the Board-established minimum tangible equity capital ratios;
(iii) operating strategies to ensure that the Holding Company’s expenses and obligations are met on a stand alone basis without reliance on dividends from the Holding Company’s subsidiary savings association, NCB, FSB, Hillsboro, Ohio, OTS Docket No. 08527 (Association);
(iv) specific plans to reduce the risks to the Holding Company from its current debt levels, debt servicing requirements, and contingent liabilities;
(v) quarterly cash flow projections for the Holding Company on a stand alone basis beginning with the quarter ending December 31, 2009 through calendar
National Consumer Cooperative Bank
Order to Cease and Desist

year-end December 31, 2011 that identify both the expected sources of funds and the expected uses of funds;
(vi) detailed quarterly pro forma Holding Company balance sheets and income statements on a stand alone basis for January 1, 2010 through December 31, 2011 detailing the Holding Company’s ability to maintain the Board established minimum tangible equity capital ratios throughout the period of the Business Plan;
(vii) detailed scenarios to stress-test the minimum tangible equity capital targets based on continuing operating results, economic conditions and risk profile of the Holding Company’s stand alone assets and liabilities; and
(viii) detailed descriptions of all relevant assumptions and projections and the supporting documentation for all relevant assumptions and projections.
(b) Within thirty (30) days after receiving any written comments from the Regional Director, the Holding Company shall revise the Business Plan based on such comments and implement the Business Plan. A copy of the revised Business Plan shall be provided to the Regional Director within five (5) days after Board approval of the Business Plan.
(c) Any proposed material deviations1 from or changes to the Business Plan shall be submitted for the prior, written non-objection of the Regional Director. Requests for any material deviations or changes must be submitted at least forty-five (45) days before a proposed deviation or change is implemented.

[1]	A deviation shall be considered material under this Subparagraph of the Order if the Holding Company plans to: (a) engage in any activity that is inconsistent with the Business Plan; or (b) exceed the level of any activity contemplated in the Business Plan or fail to meet target amounts established in the Business Plan by more than ten percent (10%), unless the activity involves assets risk-weighted fifty percent (50%) or less, in which case a variance of more than twenty-five percent (25%) shall be deemed to be a material deviation.
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Order to Cease and Desist

(d) The Holding Company shall notify the Regional Director regarding any adverse material event affecting or that may affect the balance sheet or capital of the Holding Company within five (5) days after discovery of such event.
3.	(a) On a quarterly basis, beginning with the quarter ending June 30, 2010, the Board shall review a written report that compares projected operating results contained within the Business Plan to actual results (Business Plan Variance Report). The Board shall review each Business Plan Variance Report and address external and internal risks that may affect the Holding Company’s ability to successfully implement the Business Plan. This review shall include, but not be limited to, adverse scenarios relating to asset or liability mixes, interest rates, staffing levels and expertise, operating expenses, marketing costs, and economic conditions in the markets where the Holding Company is operating. The Board’s review of each Business Plan Variance Report and assessment of the Holding Company’s compliance with the Business Plan shall be fully documented in the appropriate Board meeting minutes.
(b) Within sixty (60) days after the close of each quarter beginning with the quarter ending June 30, 2010, the Board shall provide the Regional Director with a copy of each Business Plan Variance Report.
Liquidity Risk Management Program.
4. Within thirty (30) days, the Holding Company shall submit to the Regional Director revisions to its Liquidity Risk Management Program, acceptable to the Regional Director, that enhance the Holding Company’s ongoing identification and monitoring of its current and projected funding needs and its access to sufficient funds to meet those needs. Such revisions shall include at a minimum:
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Order to Cease and Desist

(a) increasing the Holding Company’s liquidity levels commensurate with the Holding Company’s consolidated risk profile;
(b) adding risk limits for early identification of potential restrictions to expected funding capacity and the reduction of volatile funding sources;
(c) increasing diversification of funding sources based on a thorough understanding of the collateral requirements, if any, of each funding source in a variety of stress scenarios;
(d) performing a cash flow analysis acceptable to the Regional Director to be submitted quarterly to the Board and Regional Director or more frequently as requested by the Regional Director;
(e) notifying the Regional Director immediately of any material adverse liquidity event affecting the cash flow of the consolidated Holding Company; and
(f) monitoring the current market conditions affecting liquidity generally as well as the specific funding sources relied on by the Holding Company.
Compliance with Regulatory Directives.
5. Effective immediately, the Holding Company shall cooperate fully with the Association regarding the Association’s compliance with its Supervisory Agreement entered into with the OTS effective March 15, 2010 and with the Holding Company’s wholly-owned subsidiary, NCB Financial Corporation, Washington, D.C., OTS Docket No. H1392 (Mid-Tier Holding Company), regarding the Mid-Tier Holding Company’s compliance with its Order to Cease and Desist entered into with the OTS effective March 15, 2010.
Dividends and Other Capital Distributions.
6. Effective immediately, the Holding Company shall not declare, make, or pay any cash
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dividends or other capital distributions, as that term is defined in 12 C.F.R. § 563.141, or purchase, repurchase or redeem or commit to purchase, repurchase, or redeem any Holding Company equity stock without the prior written non-objection of the Regional Director. The Holding Company shall submit its written request for non-objection to the Regional Director at least forty-five (45) days prior to the anticipated date of the proposed dividend, capital distribution, or stock transaction. The written request for such notice of non-objection shall: (a) contain current and pro forma projections regarding the Holding Company’s capital, asset quality, and earnings; and (b) address compliance with the Business Plan required by Paragraph 2 of this Order.
Debt Restrictions.
7. Effective immediately, the Holding Company shall not, directly or indirectly, incur, issue, renew, roll over, or increase any debt or commit to do so without the prior written non-objection of the Regional Director, except for the Class A Notes issued by the Holding Company. The Holding Company shall submit its written request for non-objection to the Regional Director at least forty-five (45) days prior to the anticipated date of the proposed debt transaction. The Holding Company’s written requests for Regional Director non-objection to engage in such debt transactions, at a minimum, shall: (a) describe the purpose of the proposed debt; (b) set forth and analyze the terms of the proposed debt and covenants; (c) analyze the Holding Company’s current cash flow resources available to satisfy such debt repayment; and (d) set forth the anticipated source(s) of repayment of the proposed debt. For purposes of this Paragraph of the Order, the term “debt” includes, but is not limited to, loans, bonds, cumulative preferred stock, hybrid capital instruments such as subordinated debt or trust preferred securities, and guarantees of debt. For purposes of this Paragraph of the Order, the term “debt” does not include liabilities
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incurred in the ordinary course of business to acquire goods and services and that are normally recorded as accounts payable under generally accepted accounting principles.
Affiliate Transactions.
8. Effective immediately, the Holding Company shall not engage in transactions with any subsidiary or affiliate without the prior written non-objection of the Regional Director, except:
(a) exempt transactions under 12 C.F.R. Part 223; and (b) intercompany cost-sharing transactions identified in executed written agreements between the parties. The Holding Company shall provide thirty (30) days advance written notice to the Regional Director of any proposed affiliate transaction (except those described in Subparagraph (a) and (b) above), include in the written notice a full description of the transaction, and ensure that the transaction complies with the requirements of 12 C.F.R. § 563.41 and Regulation W, 12 C.F.R. Part 223.
Severance and Indemnification Payments.
9. Effective immediately, the Holding Company shall not make any golden parachute payment2 or any prohibited indemnification payment3 unless, with respect to each such payment, the Holding Company has complied with the requirements of 12 C.F.R. Part 359.
Directorate and Management Changes.
10. Effective immediately, the Holding Company shall comply with the prior notification requirements for changes in directors and Senior Executive Officers4 set forth in 12
C.F.R. Part 563, Subpart H.
Employment Contracts and Compensation Arrangements.
11. Effective immediately, the Holding Company shall not enter into any new contractual arrangement or renew, extend, or revise any existing contractual arrangement related to

[2]	The term “golden parachute payment” is defined at 12 C.F.R. § 359.1(f).

[3]	The term “prohibited indemnification payment” is defined at 12 C.F.R. § 359.1(l).

[4]	The term “Senior Executive Officer” is defined at 12 C.F.R. § 563.555.
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compensation or benefits with any director or Senior Executive Officer of the Holding Company, unless it first provides the Regional Director with not less than thirty (30) days prior written notice of the proposed transaction. The notice to the Regional Director shall include a copy of the proposed employment contract or compensation arrangement, or a detailed written description of the compensation arrangement to be offered to such director or Senior Executive Officer, including all benefits and perquisites. The Holding Company shall ensure that any contract, agreement, or arrangement submitted to the Regional Director fully complies with the requirements of 12 C.F.R.
Part 359.
Effective Date, Incorporation of Stipulation.
12. This Order is effective on the Effective Date as shown on the first page. The Stipulation is made a part hereof and is incorporated herein by this reference.
Duration.
13. This Order shall remain in effect until terminated, modified, or suspended by written notice of such action by the OTS, acting by and through its authorized representatives.
Time Calculations.
14. Calculation of time limitations for compliance with the terms of this Order run from the
Effective Date and shall be based on calendar days, unless otherwise noted.
Submissions and Notices.
15. All submissions, including any reports, to the OTS that are required by or contemplated by this Order shall be submitted within the specified timeframes.
16. Except as otherwise provided herein, all submissions, requests, communications, consents, or other documents relating to this Order shall be in writing and sent by first class U.S. mail (or by reputable overnight carrier, electronic facsimile transmission, or hand delivery by
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messenger) addressed as follows:
(a)   To the OTS:
Regional Director
Office of Thrift Supervision
One South Wacker Drive, Suite 2000
Chicago, Illinois 60606
Facsimile: (312) 917-5001
(b)   To the Holding Company:
Chairman of the Board
National Consumer Cooperative Bank
2011 Crystal Drive, Suite 800
Arlington, Virginia 22202-3709
Facsimile: (703) 647-4203
No Violations Authorized.
17. Nothing in this Order or the Stipulation shall be construed as allowing the Holding Company, its Board, officers, or employees to violate any law, rule, or regulation.
IT IS SO ORDERED.

OFFICE OF THRIFT SUPERVISION
By:	/s/
Daniel T. McKee
Regional Director, Central Region

Date: See Effective Date on page 1

National Consumer Cooperative Bank
Order to Cease and Desist

UNITED STATES OF AMERICA
Before the
OFFICE OF THRIFT SUPERVISION

)
In the Matter of	)	Order No.: CN 10-08
)
)
NATIONAL CONSUMER	)	Effective Date: March 15, 2010
COOPERATIVE BANK	) )
Washington, D.C. OTS Docket No. H1195	) ) )
STIPULATION AND CONSENT TO ISSUANCE OF ORDER TO CEASE AND DESIST
WHEREAS, the Office of Thrift Supervision (OTS), acting by and through its Regional Director for the Central Region (Regional Director), and based upon information derived from the exercise of its regulatory and supervisory responsibilities, has informed National Consumer Cooperative Bank, Washington, D.C., OTS Docket No. H1195 (Holding Company) that the OTS is of the opinion that grounds exist to initiate an administrative proceeding against the Holding Company pursuant to 12 U.S.C. § 1818(b);
WHEREAS, the Regional Director, pursuant to delegated authority, is authorized to issue Orders to Cease and Desist where a savings and loan holding company has consented to the issuance of an order; and
WHEREAS, the Holding Company desires to cooperate with the OTS to avoid the time and expense of such administrative cease and desist proceeding by entering into this Stipulation and Consent to the Issuance of Order to Cease and Desist (Stipulation) and, without admitting or denying that such grounds exist, but only admitting the statements and conclusions in Paragraphs
National Consumer Cooperative Bank
Stipulation and Consent to Issuance of Order to Cease and Desist

1 — 3 below concerning Jurisdiction, hereby stipulates and agrees to the following terms:
Jurisdiction.
1. The Holding Company is a “savings and loan holding company” within the meaning of 12 U.S.C. § 1813(w)(3) and 12 U.S.C. § 1467a. Accordingly, the Holding Company is a “depository institution holding company” as that term is defined in 12 U.S.C. § 1813(w)(1).
2. Pursuant to 12 U.S.C. § 1818(b)(9), the “appropriate Federal banking agency” may initiate a cease and desist proceeding against a savings and loan holding company in the same manner and to the same extent as a savings association for regulatory violations and unsafe or unsound acts or practices.
3. Pursuant to 12 U.S.C. § 1813(q), the Director of OTS is the “appropriate Federal banking agency” with jurisdiction to maintain an administrative enforcement proceeding against a savings and loan holding company. Therefore, the Holding Company is subject to the authority of the OTS to initiate and maintain an administrative cease and desist proceeding against it pursuant to 12 U.S.C. § 1818(b).
OTS Findings of Fact.
4. Based on its July 6, 2009 examination of the enterprise consisting of the Holding Company and the Holding Company’s wholly-owned subsidiary, NCB Financial Corporation, Washington, D.C., OTS Docket No. H1392, the OTS finds that the Holding Company has engaged in certain unsafe or unsound practices as described in the OTS Report of Examination dated July 6, 2009 with respect to capital, earnings, and liquidity in light of its risk profile.
Consent.
5. The Holding Company consents to the issuance by the OTS of the accompanying Order to Cease and Desist (Order). The Holding Company further agrees to comply with the terms of
National Consumer Cooperative Bank
Stipulation and Consent to Issuance of Order to Cease and Desist

the Order upon the Effective Date of the Order and stipulates that the Order complies with all requirements of law.
Finality.
6. The Order is issued by the OTS under 12 U.S.C. § 1818(b). Upon the Effective Date, the Order shall be a final order, effective, and fully enforceable by the OTS under the provisions of 12 U.S.C. § 1818(i).
Waivers.
7. The Holding Company waives the following:
(a) the right to be served with a written notice of the OTS’s charges against it as provided by 12 U.S.C. § 1818(b) and 12 C.F.R. Part 509;
(b) the right to an administrative hearing of the OTS’s charges as provided by 12 U.S.C. § 1818(b) and 12 C.F.R. Part 509;
(c) the right to seek judicial review of the Order, including, without limitation, any such right provided by 12 U.S.C. § 1818(h), or otherwise to challenge the validity of the Order; and
(d) any and all claims against the OTS, including its employees and agents, and any other governmental entity for the award of fees, costs, or expenses related to this OTS enforcement matter and/or the Order, whether arising under common law, federal statutes, or otherwise.
OTS Authority Not Affected.
8. Nothing in this Stipulation or accompanying Order shall inhibit, estop, bar, or otherwise prevent the OTS from taking any other action affecting the Holding Company if, at any time, the OTS deems it appropriate to do so to fulfill the responsibilities placed upon the OTS by law.
National Consumer Cooperative Bank
Stipulation and Consent to Issuance of Order to Cease and Desist

Other Governmental Actions Not Affected.
9. The Holding Company acknowledges and agrees that its consent to the issuance of the Order is solely for the purpose of resolving the matters addressed herein, consistent with Paragraph 8 above, and does not otherwise release, discharge, compromise, settle, dismiss, resolve, or in any way affect any actions, charges against, or liability of the Holding Company that arise pursuant to this action or otherwise, and that may be or have been brought by any governmental entity other than the OTS.
Miscellaneous.
10. The laws of the United States of America shall govern the construction and validity of this Stipulation and of the Order.
11. If any provision of this Stipulation and/or the Order is ruled to be invalid, illegal, or unenforceable by the decision of any Court of competent jurisdiction, the validity, legality, and enforceability of the remaining provisions hereof shall not in any way be affected or impaired thereby, unless the Regional Director in his or her sole discretion determines otherwise. 12. All references to the OTS in this Stipulation and the Order shall also mean any of the OTS’s predecessors, successors, and assigns.
13. The section and paragraph headings in this Stipulation and the Order are for convenience only and shall not affect the interpretation of this Stipulation or the Order.
14. The terms of this Stipulation and of the Order represent the final agreement of the parties with respect to the subject matters thereof, and constitute the sole agreement of the parties with respect to such subject matters.
15. The Stipulation and Order shall remain in effect until terminated, modified, or suspended in writing by the OTS, acting through its Regional Director or other authorized representative.
National Consumer Cooperative Bank
Stipulation and Consent to Issuance of Order to Cease and Desist

Signature of Directors/Board Resolution.
16. Each Director signing this Stipulation attests that he or she voted in favor of a Board Resolution authorizing the consent of the Holding Company to the issuance of the Order and the execution of the Stipulation. This Stipulation may be executed in counterparts by the directors after approval of the execution of the Stipulation.
WHEREFORE, the Holding Company, by its directors, executes this Stipulation.

Accepted by:
NATIONAL CONSUMER	OFFICE OF THRIFT SUPERVISION
COOPERATIVE BANK
Washington, D.C.

By:	/s/	By:	/s/

	Irma Cota, Chairman		Daniel T. McKee
Regional Director, Central Region

	/s/	Date:	See Effective Date on page 1
Roger B. Collins, Director

/s/
Peter A. Conrad, Director

/s/
Steven F. Cunningham, Director

/s/
Jane Garcia, Director
National Consumer Cooperative Bank
Stipulation and Consent to Issuance of Order to Cease and Desist

/s/
William F. Hampel, Director

/s/
Janis Herschkowitz, Director

/s/
Alfred A. Plamann, Director

/s/
Kenneth Rivkin, Director

/s/
Stuart M. Saft, Director

/s/
Robynn Shrader, Director

/s/
Walden Swanson, Director

/s/
Nguyen Van Hanh, Director

/s/
Judy Ziewacz, Director
National Consumer Cooperative Bank
Stipulation and Consent to Issuance of Order to Cease and Desist